Exhibit (a)(1)(K)

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES COMPLETES TENDER OFFER FOR ALL OUTSTANDING SHARES OF PHARMASSET, INC.

Foster City, California, January 12, 2012 —Gilead Sciences, Inc. (Nasdaq: GILD) today announced the successful completion of the tender offer by its wholly-owned subsidiary, Royal Merger Sub II Inc. (“Merger Sub II”), for all of the outstanding shares of common stock of Pharmasset, Inc. (Nasdaq: VRUS) at a price of $137 per share, net to the seller in cash (less any required withholding taxes and without interest). BNY Mellon Shareowner Services, the depositary for the tender offer, has advised Gilead that, as of 12:00 midnight, New York City time, on January 12, 2012, the initial expiration of the tender offer, approximately 72,041,926 shares were validly tendered and not withdrawn in the tender offer, representing approximately 95% of Pharmasset’s currently outstanding shares (including 5,529,352 shares delivered through Notices of Guaranteed Delivery, representing approximately 7% of the shares outstanding). Gilead has accepted for payment all shares validly tendered and not withdrawn and will promptly pay for such shares.

Merger Sub II will acquire all of the remaining outstanding shares of Pharmasset common stock by means of a merger under Delaware law. As a result of the purchase of shares in the tender offer, Merger Sub II has sufficient voting power to approve the merger without the affirmative vote of any other Pharmasset stockholder. In order to accomplish the merger as a “short-form” merger, Merger Sub II currently intends to exercise its “top-up” option pursuant to the merger agreement, which permits Merger Sub II to purchase additional shares of common stock of Pharmasset directly from Pharmasset for $137 per share (the same purchase price paid in the offer). Following the merger, Pharmasset will become a wholly-owned subsidiary of Gilead, and each share of Pharmasset’s outstanding common stock will be cancelled and converted into the right to receive the same consideration, without interest, received by holders who tendered in the tender offer. Thereafter, Pharmasset common stock will cease to be traded on the NASDAQ Global Select Market.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is the development of oral therapeutics for the treatment of hepatitis C virus (HCV) infection. Pharmasset’s research and development efforts are focused on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Asia Pacific.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Gilead. Forward-looking statements include, without limitation, statements regarding business combination and similar transactions, prospective performance and opportunities and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Pharmasset’s product pipeline or develop an all-oral antiviral regimen for HCV, performance and opportunities and regulatory approvals, the anticipated timing of data from clinical data; the possibility of unfavorable results of the companies’ clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of the transaction on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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